**RESIGNATION OF CHIEF ADMINSTRATIVE OFFICER
OF
CYTTA CORP.**

Michael Chermak, the undersigned, hereby serves notice upon the Board of Directors and Chief Executive Officer of CYTTA CORP., that he hereby resigns as Chief Administrative Officer of the corporation. I have no disagreements with management; and feel it necessary to focus my efforts on my role in Reticulate Micro, Inc. This resignation is effective as of the date set forth below.

DATED effective the 23rd day of January 2023

____
Michael Chermak